SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: February 23, 2001

                      United Pan-Europe Communications N.V.
               (Exact Name of Registrant as Specified in Charter)


    Netherlands                   000-25365                98-0191997
   (State or other              (Commission               (IRS Employer
   jurisdiction of              File Number)            Identification #)
   incorporation)


                                Boeing Avenue 53
                              1119 PE Schipol Rijk
                                 The Netherlands
                     (Address of Principal Executive Office)

                               011-31-20-778-9840
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

On February 22, 2001, United Pan-Europe Communications N.V. ("UPC") announced that it had been released from its rights and obligations under the Agreement dated June 25, 2000, among itself, UnitedGlobalCom, Inc. ("United"), Liberty Media Corporation and Liberty Media International, Inc. In connection with the release, and subject to United's receipt of $1 billion from Liberty upon the issuance of a convertible series of United preferred stock and other necessary approvals, United has committed to subscribe fully to a one billion euro rights offering to shareholders of UPC. The price for the rights offering has been established at eight euros per ordinary share. The rights offering will represent an issuance by UPC of approximately 125 million common shares. United has also agreed that any amount of the one billion euros which it is not required to contribute due to the participation of other shareholders in the rights offering will be used to purchase additional ordinary shares from UPC at
11.40 euros per ordinary share.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)       Exhibits

10.1 Release, dated February 22, 2001, among UnitedGlobalCom, Inc., United Pan-Europe Communications, N.V., Liberty Media Corporation and Liberty Media International, Inc.

99.1 Press Release of United Pan-Europe Communications N.V. dated February 23, 2001.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 UNITED PAN-EUROPE COMMUNICATIONS N.V.




Dated:  March 5, 2001            By: /s/ Charles Bracken
                                     Charles Bracken
                                     Chief Financial Officer